UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACER INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	Five Greenwich Office Park Greenwich, CT 06831	69-0935669
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Pacer International, Inc. 2012 Omnibus Incentive Plan

(Full Title of the Plan)

Gordon E. Devens

Senior Vice President, General Counsel and Secretary

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

(Name and Address of agent for service)

(855) 976-4636

(Telephone Number, including Area Code, of agent for service)

Copy To:

Adam O. Emmerich

David K. Lam

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On June 5, 2012, Pacer International, Inc. (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-181893 (the “Registration Statement”), for the registration of 2,775,000 shares of common stock, par value $0.01 per share (the “Common Stock”), under the Pacer International, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”) and an additional 102,761 shares of Common Stock underlying equity awards issued under “Predecessor Plans” (as defined in the 2012 Plan) that were outstanding as of the effective date of the 2012 Plan and may be available for the awards under the 2012 Plan.

On March 31, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 5, 2014 (the “Merger Agreement”), by and among the Registrant, XPO Logistics, Inc., and Acquisition Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. This Post-Effective Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Greenwich, Connecticut on April 1, 2014.

PACER INTERNATIONAL, INC.

By:	/s/ Gordon E. Devens
Name: Gordon E. Devens
Title: Assistant Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.